EXHIBIT 10.21

SETTLEMENT AGREEMENT

This Agreement is made effective this 31st day of May, 2002.

BETWEEN:

MOBILE DATA SOLUTIONS INC. (“MDSI”)

OF THE FIRST PART

AND:

GENE MASTRO (“Mastro”)

OF THE SECOND PART

NOW THEREFORE in consideration of the mutual covenants contained herein, the other payments to Mastro which he would not otherwise be entitled to, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Mastro, (which term includes his heirs, executors, administrators, assigns, committees and trustees) hereby releases and forever discharges MDSI, (which term includes its related subsidiaries or affiliated partnerships, companies and any and all of their and its respective officers, directors, agents, partners and employees and their and its respective heirs, personal representatives, successors, assigns, liquidators, receivers and trustees) and MDSI hereby releases and forever discharges Mastro, from any actions, causes of action, debts, liabilities, claims, demands and complaints of any kind, whether in law or in equity or pursuant to statute, which have existed, exist now or may in the future exist by reason of any matter or thing existing as of the date hereof and without limiting the generality of the foregoing with respect to or arising out of Mastro’s employment with MDSI, his contract of employment with MDSI, or the termination of his employment with MDSI, and any other claim for damages, notice of termination, payment in lieu of notice, wrongful dismissal, age discrimination, severance pay, loss of benefits including long term and short term disability, pension issues, bonus, commissions, profit sharing, stock distribution, stock options or stock purchase rights, vacation pay or any claims under Federal, State and/or local laws concerning employment discrimination or the payment of wages, including The Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended, the Family Medical Leave Act and any analogous state and/or local laws unless otherwise stated within this Agreement.

2.     Mastro agrees to resign as an officer of MDSI and as an officer of any of MDSI’s subsidiaries and corporate affiliates, as applicable, effective as of May 31, 2002.

3.     MDSI agrees to continue employing Mastro as an employee of MDSI and pay him his regular salary, less required deductions, up to and including May 31, 2002. The parties agree that Mastro will be compensated for any unused earned vacation to May 31, 2002, together with his 10 days carried over from the previous calendar year. This compensation will be included in Mastro’s final paycheck. Mastro will continue to be eligible for all standard MDSI benefits up to May 31, 2002 together with those additional benefits described in that certain Foreign Service Assignment Agreement (“FSA”) between MDSI and Mastro dated May 1, 2001, as amended by a letter dated February 28, 2002, in connection with Mastro’s temporary assignment to Amsterdam, The Netherlands. Mastro acknowledges that all employee benefits will be terminated effective May 31, 2002.

4.     Subject to Mastro’s revocation period described in paragraph [20], on May 31, 2002 MDSI agrees to pay to Mastro the sum of $199,500 (less any required deductions), which is equal to twelve month’s of his regular base salary.

5.     The parties agree that Mastro is free to accept employment with any other firm and is free to perform the duties of the said new firm at any time after May 31, 2002, provided that he abide by the terms and conditions of this Agreement.

6.     Subject to Mastro’s revocation period described in paragraph [20], MDSI agrees to pay Mastro the aggregate sums of commissions earned in accordance with the attached Schedule A, less required deductions, as full and final settlement of all bonuses earned and payable to Mastro in performance of his duties for the period ending May 31, 2002. Mastro acknowledges and agrees that he will not be eligible for any further bonus compensation or commissions under the terms of his contract of employment or any bonus or profit sharing plan after May 31, 2002, except as those certain commissions expressly provided in Schedule A.

7.     MDSI agrees to reimburse Mastro for all reasonable moving expenses associated with relocating his family and their belongings from Amsterdam, The Netherlands to Yorktown, New York in accordance with the FSA. MDSI will arrange for the packing and shipping of Mastro’s personal and household effects from Amsterdam to New York and provide Mastro and his spouse with return economy class airfare from Amsterdam to New York. MDSI will also provide up to 30 days interim accommodation, if required, related to Mastro’s relocation from Amsterdam to New York.

8.     MDSI acknowledges that the FSA will remain in effect until April 30, 2002. With respect to travel for the purposes of family visits, MDSI acknowledges that the FSA provides up to four round trip economy airline tickets for each of Mastro’s spouse, son and daughter from New York to Amsterdam return, or England to Amsterdam return, as the case may be, for the duration of the assignment.

9.     MDSI agrees to pay the cost of outplacement service for Mastro to a maximum of US$10,000 in accordance with the FSA. (Note — MDSI is willing to consider alternate arrangements up to the value of $10,000 (e.g. retain computer, conferences etc) providing same is related to or will assist in Mastro’s search for alternate employment).

10.     MDSI agrees upon presentation of invoice and or receipt to pay for Mastro’s professional advice in connection with the preparation and filing of the United States tax returns for 2001 and 2002 related to his spouse and Mastro’s employment income from MDSI. MDSI further acknowledges it’s obligation in respect to item (f) of the FSA regarding the assumption of any income tax charges exceeding the “notional” home country income tax charges owed by Mastro related to Mastro’s employment income from MDSI for 2001 and 2002.

11.     Mastro agrees not to make any claim or take any proceedings against any person or corporation with respect to any matters which may have arisen between himself and MDSI up to the present time in respect of which any claim could arise against MDSI for contribution or indemnity or other relief.

12.     MDSI agrees not to make any claim or take any proceedings against any person or corporation with respect to any matters which may have arisen between himself and Mastro up to the present time in respect of which any claim could arise against Mastro for contribution or indemnity or other relief.

13.     MDSI and Mastro acknowledge that the facts in respect of which this Agreement are made may prove to be other than or different from the facts in that connection now known or believed by MDSI or Mastro to be true. MDSI and Mastro accept and assume the risk of the facts being different and agree that this Agreement shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.

14.     The vesting of all stock options granted to Mastro by MDSI will cease on May 31, 2002 and all such stock options not exercised on or before June 30, 2002 by Mastro will expire.

15.     Mastro agrees to return to MDSI on or before May 31, 2002, all property belonging to MDSI which is in Mastro’s possession or control, including any papers, files, documentation, hardware, software, cell phones, security passes, keys and credit or calling cards.

16.     Mastro agrees to submit a final expense statement in connection with his duties at MDSI, together with all receipts, by June 14, 2002 and MDSI agrees to reimburse to Mastro all reasonable MDSI related expenses in accordance with MDSI policy by June 30, 2002.

17.     Mastro agrees not to disclose to any third party or use for his own purposes any confidential or proprietary information or trade secrets belonging to MDSI as defined in Mastro’s Employment Contract dated November 3, 1997. Mastro acknowledges that the obligations contained in Articles 5 and 8 of his Employment Contract will survive termination of his employment and continue indefinitely.

18.     The parties agree that execution of this agreement is not an admission of fault or wrongdoing by either party with respect to the employment of Mastro by MDSI. Both parties agree not to make any disparaging remarks or statements, written or otherwise, with respect to one another, to any third parties.

19.     The parties further agree that the terms of this Agreement are strictly confidential and agree not to disclose any such terms to any person save and except their respective professional advisors or as may be required by law.

20.     Mastro hereby acknowledges that he is executing this Agreement voluntarily with full knowledge and understanding of its terms and conditions. Mastro further acknowledges receipt of notice to seek legal counsel in connection with the subject matter contemplated by this Agreement. Mastro also acknowledges that he has been given a period of 21 days, to consider this agreement , and a further period of seven days to revoke any execution of this Agreement by him. To revoke this Agreement, Mastro must deliver such revocation to MDSI in writing before expiration of the revocation period. Such revocation shall mean that the agreement is not enforceable and never in effect. Mastro acknowledges that, other than payments of regular base salary up to May 31, 2002, MDSI shall not be required to make any payments to Mastro contemplated by this Agreement until the expiry of the revocation period described in this paragraph.

21.     This Agreement is governed by the laws of the State of New York.

IN WITNESS WHEREOF the parties have executed this Agreement on the 14th day of June, 2002.

MDSI MOBILE DATA SOLUTIONS INC.

Per:    /s/ Erik Dysthe
           Authorized Signatory

SIGNED SEALED & DELIVERED by	)
Gene Mastro in the presence of:	)
)
)
/s/ Parviz Davalloo	)	/s/ Gene Mastro
)
Witness	)	GENE MASTRO
)

Schedule A

Special Compensation Plan – Gene Mastro

Commission Schedule — Telkom SA Limited (“TSA”) and Grintek

The following commission schedule will apply to Mastro for customer agreements with:

1.     TSA Supply Agreement

2.     TSA Maintenance Agreement

3.     Grintek Master Distribution Agreement for Advantex Software Licenses.

Commissions will be calculated as follows:

Date Agreement Closed	Commission earned
March 12 to April 27, 2002	- 5% of Net Revenue
April 28 to May 31, 2002	- 4% of Net Revenue
June 1 to July 31, 2002	- 2% of Net Revenue
August 31 to December 31, 2002	- 1% of Net Revenue

Subject to:

1.

Commissions will be paid to Mastro at the later of: (a) 30 days from the date the commission is earned and the deal is closedor (b) the end of Mastro’s revocation period as described in the Settlement Agreement. However, no earned commissions on TSA and Grintek will be paid to Mastro until the 30th day following the dates such agreements are fully approved by all applicable regulatory authorities having jurisdiction over TSA or Grintek, as the case may be.

2.	All signed customer agreements must meet definition of a Closed Customer Contract (as defined below).

3.	Net Revenue means:

i)	For Software, the value of the license fee, net of Alliance Partner/third party contractor (eg. Grintek, Accenture) discounts, if applicable.

ii)	For Services, the value of the Services net of Alliance Partner/third party contractor discounts, (eg. Grintek, Accenture) fees or payments, if applicable.:

Commissions will be calculated based on the Net Revenue for software and services. Minimum Net Revenue on TSA must meet or exceed or other Net Revenue target authorized in writing by MDSI’s CEO. The parties agree that if MDSI’s CEO or his authorized designee agrees to accept a legally binding contract with TSA for a Net Revenue value of less than , the commissions will be paid to Mastro in accordance with the Commission Schedule defined in Article 3 above.

Commission for TSA Maintenance Agreement will be calculated on the basis of 25% of the aggregate value of the Net Revenue from the TSA Maintenance Agreement for the number of years stated in the contact. The minimum Net Revenue for the TSA Maintenance Agreement must meet or exceed                        per annum or other Net Revenue target authorized in writing by MDSI’s CEO. The parties agree that if MDSI’s CEO or his authorized designee agrees to accept a legally binding contract with TSA for a Net Revenue value of less than                        per annum, the commissions will be paid to Mastro in accordance with the Commission Schedule defined in Article 3 above.

4.

Providing that MDSI enters into a master distribution agreement with Grintek (the “Grintek Agreement”) obligating Grintek to purchase a minimum number of Advantex software licenses from MDSI over a three year period, then MDSI shall pay Mastro an up-front commission based on 50% of the aggregate value of the Grintek Agreement at the applicable commission rate described above, and in accordance with paragraph 1 above. No additional commission payments will be paid to Mastro until such time as payments have been received by MDSI from Grintek that exceed the payment value to generate additional commissions above the 50% already paid to him. In the event MDSI offsets any such payment against monies owed by MDSI to Grintek from time to time for services, etc. such credit or off-set will be considered to be a cash payment received by MDSI for Advantex software licenses under Grintek Agreement and Mastro’s commissions will be calculated as if such payment had been received by MDSI. MDSI agrees to provide Mastro with semi-annual statements of the status of the Grintek payments for the applicable 3-year period.

Definition of a “Closed Customer Contract” for TSA and Grintek.

The commission schedule for TSA and Grintek above aligns with MDSI’s desire to be able to publicly disclose a binding agreement in accordance with its earnings announcement schedule for the first fiscal quarter of 2002 or by the date of its Annual General Meeting of Shareholders. Therefore, the date of the Closed Customer Contract will be the first date on which both MDSI and TSA (or Grintek as the case may be) have entered into a legally binding agreement (within the Net Revenue guidelines described above) and MDSI’s head office has evidence of such agreements. The agreements may be subject to regulatory approval within South Africa, (i.e., Industrial Participation, Reserve Bank of SA). Due to the potential material nature of these agreements, MDSI may be obligated to promptly disclose such agreements to the financial and investment community. As a result Mastro agrees to use his reasonable best efforts to have TSA (or Grintek as the case may be) agree to a public announcement of such agreements coincident with the signing of the applicable legally binding agreements. If either the TSA or Grintek agreement (as the case may be) is materially altered in order to obtain any necessary regulatory approvals, then the earned commissions for TSA or Grintek agreement (as the case may be) to be paid to Mastro will be calculated based on the date such agreement is re-submitted for final regulatory approval.

Commission Schedule — eKabel

Should Mastro close a legally binding agreement with eKabel on or before May 31, 2002, MDSI shall pay Mastro a commission on such sale in accordance with the MDSI 2002 Fiscal Year Sales Executive Commission Plan. This commission earned will be calculated based on Net Revenue for the eKabel agreement and will be paid within 30 days within the date of the closing date. Mastro agrees to use all reasonable efforts to maximize the amount of up-front monies that MDSI is entitled to receive from eKabel under the existing memorandum of understanding.

Over-ride Commission Schedule — Senior Vice President 2002

The special commission incentives set out above are exclusive to Mastro’s direct involvement in the TSA, Grintek and eKabel accounts and supplement the 2002 Over-ride Commission schedule applicable to MDSI’s Senior Vice President Worldwide Sales as detailed below. Any sales associated with TSA, Grintek or eKabel which are closed on or before May 31, 2002 will be included in the calculation of Mastro’s Over-ride commission.

Senior Vice President Worldwide
Sales

Target:
$45.0MM

Bookings Low	High	Commission %	$	Cumulative
$ --	$ 10,000,000	0.250	25,000	25,000
$10,000,001	$ 15,000,000	0.250	12,500	37,500
$15,000,001	$ 20,000,000	0.500	25,000	62,500
$20,000,001	$ 25,000,000	0.500	25,000	87,500
$25,000,001	$ 30,000,000	0.750	37,500	125,000
$30,000,001	$ 35,000,000	0.750	37,500	162,500
$35,000,001	$ 40,000,000	1.000	50,000	212,500
$40,000,001	$ 45,000,000	1.000	50,000	262,500
$45,000,001	$ 50,000,000	1.000	50,000	312,500
$50,000,001	$ 60,000,000	1.250	125,000	437,500
$60,000,001	$ 70,000,000	1.500	150,000	587,500
$70,000,001	$ 80,000,000	1.750	175,000	762,500
$80,000,001	$ 90,000,000	2.000	200,000	962,500
$90,000,001	$100,000,000	2.250	225,000	1,187,500
$100,000,001		2.500

$5.0K for each MDSI ideligo booking between
January 1, 2002 and May 31, 2002.